Part II	Exhibit 15.1
Letter re: Unaudited Interim Financial Information

August 5, 2014

The Board of Directors and Shareholders:
CVS Caremark Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-49407, 333-34927, 333-28043, 333-91253, 333-63664, 333-139470, 333-141481 and 333-167746 on Form S-8 and 333-187440 on Form S-3) of CVS Caremark Corporation of our reports dated May 2, 2014 and August 5, 2014 relating to the unaudited condensed consolidated interim financial statements of CVS Caremark Corporation that are included in its Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts